Filed Pursuant to Rule 433
Registration No. 333-190954

Final Term Sheet

October 22, 2014

VERIZON COMMUNICATIONS INC.

$1,500,000,000 3.00% Notes due 2021

$2,500,000,000 3.50% Notes due 2024

$2,500,000,000 4.40% Notes due 2034

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	3.00% Notes due 2021 (the “Notes due 2021”)
	3.50% Notes due 2024 (the “Notes due 2024”)
	4.40% Notes due 2034 (the “Notes due 2034” and together with the Notes due 2021 and the Notes due 2024, the “Notes”)

Trade Date:	October 22, 2014

Settlement Date (T+5):	October 29, 2014

Maturity Date:	Notes due 2021:	November 1, 2021
	Notes due 2024:	November 1, 2024
	Notes due 2034:	November 1, 2034

Interest Payment Dates:	Semiannually on each May 1 and November 1, commencing May 1, 2015

Aggregate Principal Amount Offered:	Notes due 2021:	$1,500,000,000
	Notes due 2024:	$2,500,000,000
	Notes due 2034:	$2,500,000,000

Public Offering Price:	Notes due 2021: 99.699% plus accrued interest, if any, from October 29, 2014
	Notes due 2024: 99.340% plus accrued interest, if any, from October 29, 2014
	Notes due 2034: 99.276% plus accrued interest, if any, from October 29, 2014

Underwriting Discount:	Notes due 2021:	0.40%
	Notes due 2024:	0.45%
	Notes due 2034:	0.75%

Proceeds to Verizon (before expenses):	Notes due 2021:	99.299%
	Notes due 2024:	98.890%
	Notes due 2034:	98.526%

Interest Rate:	Notes due 2021:	3.00% per annum
	Notes due 2024:	3.50% per annum
	Notes due 2034:	4.40% per annum

Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000

Use of Proceeds:	Verizon intends to use the net proceeds from the sale of the Notes primarily to redeem all or a portion of one or more of the following series of securities:

•	4.90% notes due 2015 issued by Verizon, with an outstanding aggregate principal amount of $500,000,000,

•	5.55% notes due 2016 issued by Verizon, with an outstanding aggregate principal amount of $598,324,000,

•	3.00% notes due 2016 issued by Verizon, with an outstanding aggregate principal amount of $1,250,000,000,

•	2.50% notes due 2016 issued by Verizon, with an outstanding aggregate principal amount of $3,182,335,000,

•	5.50% notes due 2017 issued by Verizon, with an outstanding aggregate principal amount of $396,969,000,

•	8.75% notes due 2018 issued by Verizon, with an outstanding aggregate principal amount of $735,653,000,

•	7.00% debentures due 2016 issued by Verizon’s subsidiary Alltel Corporation, with an outstanding aggregate principal amount of $143,328,000 and

•	8.50% notes due 2018 issued by Verizon’s subsidiaries Cellco Partnership and Verizon Wireless Capital LLC, with an outstanding aggregate principal amount of $380,591,000.

Verizon expects that the redemptions will be completed during the fourth quarter of 2014. Any remaining net proceeds will be used for general corporate purposes

Optional Redemption:	Notes due 2021: At any time prior to September 1, 2021, make-whole call at the greater of 100% of the principal amount of the Notes due 2021 being redeemed or the discounted present value at Treasury Rate plus 20 basis points, plus accrued and unpaid interest. At any time on or after September 1, 2021, at 100% of the principal amount of the Notes due 2021 being redeemed, plus accrued and unpaid interest

Notes due 2024: At any time prior to August 1, 2024, make-whole call at the greater of 100% of the principal amount of the Notes due 2024 being redeemed or the discounted present value at Treasury Rate plus 25 basis points, plus accrued and unpaid interest. At any time on or after August 1, 2024, at 100% of the principal amount of the Notes due 2024 being redeemed, plus accrued and unpaid interest

Notes due 2034: At any time prior to May 1, 2034, make-whole call at the greater of 100% of the principal amount of the Notes due 2034 being redeemed or the discounted present value at Treasury rate plus 25 basis points, plus accrued and unpaid interest. At any time on or after May 1, 2034, at 100% of the principal amount of the Notes due 2034 being redeemed, plus accrued and unpaid interest

Representatives:	J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Allocation:	Principal Amount of Notes due 2021:	Principal Amount of Notes due 2024:	Principal Amount of Notes due 2034:

J.P. Morgan Securities LLC	$300,000,000	$500,000,000	$500,000,000

Morgan Stanley & Co. LLC	300,000,000	500,000,000	500,000,000

Wells Fargo Securities, LLC	300,000,000	500,000,000	500,000,000

Citigroup Global Markets Inc.	127,500,000	212,500,000	212,500,000

Deutsche Bank Securities Inc.	127,500,000	212,500,000	212,500,000

Mizuho Securities USA Inc.	127,500,000	212,500,000	212,500,000

RBS Securities Inc.	127,500,000	212,500,000	212,500,000

BNY Mellon Capital Markets, LLC	22,500,000	37,500,000	37,500,000

CastleOak Securities, L.P.	11,250,000	18,750,000	18,750,000

C.L. King & Associates, Inc.	11,250,000	18,750,000	18,750,000

Drexel Hamilton, LLC	11,250,000	18,750,000	18,750,000

Lebenthal & Co., LLC	11,250,000	18,750,000	18,750,000

Loop Capital Markets LLC	11,250,000	18,750,000	18,750,000

U.S. Bancorp Investments, Inc.	11,250,000	18,750,000	18,750,000

Total	$1,500,000,000	$2,500,000,000	$2,500,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated October 22, 2014, Prospectus dated October 22, 2014.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

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